Exhibit 99.1

PINNACLE ENTERTAINMENT, INC.
3800 Howard Hughes Parkway
Las Vegas, Nevada 89169
NYSE: PNK

FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Dan Lee — Chairman &CEO
Steve Capp — CFO
Carlos Ruisanchez — Strategic Planning
Chris Plant or Lewis Fanger — Investor Relations
Pauline Yoshihashi — Media
PINNACLE ENTERTAINMENT ANNOUNCES PROPOSED PRIVATE OFFERING OF $375 MILLION OF SENIOR NOTES DUE 2017
LAS VEGAS, July 27, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it intends to offer $375 million in aggregate principal amount of new senior notes due 2017 in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.
The Company intends to use a portion of the net proceeds from this offering to purchase all of its existing 8.75% senior subordinated notes due 2013, of which $135 million in aggregate principal amount is outstanding, and to repay approximately $206 million in revolving credit borrowings under its credit facility. The Company expects to redraw revolver borrowings to fund its development projects in the future. The Company also expects to use the remaining net proceeds from the offering for general corporate purposes, including funding its development projects.
The new senior notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior notes.